EXHIBIT 99.1

Press Release

For Immediate Release

Brenham Oil & Gas Corporation Announces Merger Agreement with Angola International Capital to Create “Africa Growth Corporation”

HOUSTON (April 29, 2016) – Brenham Oil & Gas Corp. (OTC: BRHM) (“Brenham”) and Angola International Capital (”AIC”) today announced that they have executed a definitive Merger Agreement. The resulting combination will create a new company – Africa Growth Corporation – focused on income-oriented real estate acquisitions and long term housing finance for middle-income families across Sub-Saharan Africa. AIC currently owns and operates residential and commercial real estate in the West African nation of Angola and has begun work on its first projects in Namibia with plans to add additional Sub-Sahara African nations to its portfolio. An affiliate of CBRE has independently appraised three of AIC’s properties for $30,669,000.

Pursuant to the terms of the combination, AIC, a Bermuda company, will become a wholly-owned subsidiary of Brenham in exchange for the issuance of new Brenham equity to AIC’s stockholders. After the merger, the combined company will be renamed the “Africa Growth Corporation.” The principal terms of the merger are as follows:

•	Post-Closing Ownership of the Africa Growth Corporation. After the issuance of new Brenham equity to AIC’s stockholders (i) the former AIC stockholders will own approximately 92% of the Africa Growth Corporation, and (ii) Brenham’s former stockholders will own approximately 8% of the Africa Growth Corporation.

•	Existing Brenham Liabilities. Brenham’s parent company, American International Industries, Inc., will forgive all of Brenham’s existing inter-company debt and payables in exchange for assignment to it of Brenham’s producing and undeveloped oil and gas assets, along with customary indemnifications.

Brenham’s Chief Executive Officer, Mr. Daniel Dror, Sr. explained, “The low oil price has rendered Brenham's near term prospects for further development and commercial exploitation of our oil and gas assets unlikely to produce adequate returns. Rather than waiting for a commodity price recovery, we have leveraged Brenham's valuable African experience that we obtained pursuing petroleum concessions in nations including Togo and Equatorial Guinea into this growth opportunity for the benefit of our shareholders.”

Mr. Christopher Darnell, Founder and Chief Executive Officer of AIC, will replace Mr. Dror and become the Chief Executive Officer of Africa Growth Corporation. Mr. Darnell has been a member of several Boards of Directors and has held leadership positions in start-up, high growth and emerging market companies within The Southern Company, a Fortune 500 utility company, and Microsoft Corporation. He has been involved in the investment of approximately USD $1.5 billion across multiple industries.

Mr. Darnell said, “Africa’s one-billion people are embarking on the same journey to home ownership and prosperity that the world has previously witnessed in nations such as China, India, and Brazil. In addition to real estate acquisitions and operations, Africa Growth Corporation intends to help meet Africa’s ever growing demand for home ownership for Sub Saharan African homebuyers. Families across Africa need a functional and scalable conduit for financing their homes. Africa Growth Corporation wants to be that conduit.”

Brenham’s majority stockholder, American International Industries, Inc., has approved the merger, and the merger’s closing is conditions on various terms and conditions, including the effectiveness of the Schedule 14C Information Statement to be filed with the Securities and Exchange Commission. The companies anticipate that the regulatory approval process can be completed within 90 to 120 days.

This press release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect numerous assumptions, and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are: economic conditions in the West Africa nations in which AIC currently does business or seeks to do business; government regulatory initiatives that increase competition, threaten cost and investment recovery, and impact rent or mortgage structures; the ability of the combined company to successfully reduce its cost structure; the ability of the company to raise capital to fund its growth; and interest costs on debt.

Contacts for Media: Christopher Darnell, CEO of AIC, at info@africaic.com

 2